Exhibit 23.2

 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Applied DNA Sciences, Inc. on Form S-8 of our report dated December 15, 2014, with respect to our audits of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2014 and for the year ended September 30, 2014 and our report dated December 15, 2014 with respect to our audit of the effectiveness of internal control over financial reporting of Applied DNA Sciences, Inc. as of September 30, 2014 appearing in the Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2014.

/s/ Marcum llp

Marcum llp

Melville NY

June 18, 2015